Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sientra, Inc:

We consent to the use of our report dated March 14, 2019, with respect to the consolidated balance sheets of Sientra, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively the “consolidated financial statements”), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

December 23, 2019